[Letterhead of Gaffney, Cline & Associates, Inc.]

April 19, 2006
Ingeniero
Rafael Orunesu
Gran Tierra Energy Argentina S.A.
San Martín 323, P13
1003 Buenos Aires, Argentina

RE: Gran Tierra reporting to the United States Securities Exchange Commission

Dear Sirs,

GCA has reviewed the above referenced statement sent to us on April18, 2006, and the reference to Gaffney, Cline & Associates contained therein. GCA confirms that it has given, and not withdrawn, consent for the use of its name in the final version of the statement in the form and context in which it appears in the document sent to us.

Yours sincerely,
GAFFNEY, CLINE & ASSOCIATES, INC.

/s/ Ivan A. Simões
Ivan A. Simões
Southern Cone Area Manager
Gaffney, Cline & Associates